Exhibit 99.1


         Allied Motion Reports Profits for the Third Quarter


    DENVER--(BUSINESS WIRE)--Oct. 31, 2005--Allied Motion Technologies, Inc. (Nasdaq:AMOT) today announced it achieved net income for the third quarter of $383,000 or $.06 per diluted share compared to $612,000 or $.09 per diluted share for the same period last year. Revenues were $18,043,000 for the quarter ended September 30, 2005 compared to $18,042,000 for the quarter ended September 30, 2004. Revenues from existing businesses decreased 10% points and incremental revenues achieved by the companies acquired in 2004 contributed 10% points of the increase. This quarter's results include the results from Stature Electric, Inc., a subsidiary that was acquired on May 10, 2004 in connection with the Owosso Corporation merger and also from Precision Motor Technology B.V. (Premotec), a subsidiary that was acquired on August 23, 2004. Backlog at September 30, 2005 was $23,217,000, or an 8% increase from the beginning of the year.
    During the nine months ended September 30, 2005, the Company achieved net income of $919,000 or $.13 per diluted share compared to net income of $1,647,000 or $.27 per diluted share for the same nine months last year. Revenues for the first nine months this year increased 25% to $55,411,000 compared to $44,394,000 for the same period last year. Of this 25% increase, revenues from existing businesses decreased 9% points and incremental revenues achieved by the companies acquired in 2004 contributed 34% points of the increase.
    "We experienced a decline in profits in the third quarter and year to date due to a drop in sales of some of our higher margin business, the investment being made to establish our Asian manufacturing capability and the incremental costs associated with the two acquisitions made in 2004," commented Dick Smith, CEO of Allied Motion. "During the quarter and for the nine months, we continued to see revenues down from the prior year from some of our served markets, which contributed to a decrease in revenues from our existing businesses which were more than offset by the incremental revenues added by Stature and Premotec. The markets in which we are experiencing the decline in revenues are some of our higher margin business which has a more significant effect on profitability. We did see some of those markets rebound somewhat in the third quarter. Year to date, we have incurred $1.2 million more in depreciation, amortization and interest costs over last year most of which relates to the two acquisitions made in 2004 and the investment made in setting up our China manufacturing capability. Our EBITDA for the nine months this year and for last year were both $4.7 million. While we are disappointed by the decrease in profits for the quarter and nine months, we have continued to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry."
    Dick Warzala, President of Allied Motion, added, "even with the significant investments we have made in Asia, our results have steadily improved during the year and it is a positive indication that progress is being made on the cost side of our business. We can expect the start-up of our Asian production and supply chain capabilities will provide additional cost benefits as we move into next year. We are also now beginning to produce and ship products from this facility and with the cost structure it provides, we are able to compete for several significant new projects and to secure new business that will help us achieve our internal growth goals into the future. Our strategy is on track and we remain committed to manage our Company to achieve our long term goals."
    Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

    The statements in this press release and in the Company's October 31, 2005 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company's motion markets, introduction of new technologies, products and competitors, the ability to protect the Company's intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company's customers to allow the Company to realize revenues from its order backlog and to support the Company's expected delivery schedules, the continued viability of the Company's customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company's products and services, changes in government regulations, availability of financing, the ability of the Company's lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company's ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers' needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.


ALLIED MOTION TECHNOLOGIES, INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

                                      For the Three     For the Nine
                                       Months Ended     Months Ended
                                       September 30,    September 30,
HIGHLIGHTS OF OPERATING RESULTS        2005    2004     2005    2004
----------------------------------------------------------------------
Revenues                             $18,043 $18,042  $55,411 $44,394
Cost of products sold                 13,845  13,479   42,901  32,720
                                      --------------------------------
Gross Margin                           4,198   4,563   12,510  11,674
Operating expenses and other           3,565   3,578   11,019   9,004
                                      --------------------------------
Income before income taxes               633     985    1,491   2,670
Provision for income taxes               250     373      572   1,023
                                      --------------------------------
Net Income                           $   383 $   612  $   919 $ 1,647
                                      ================================
PER SHARE AMOUNTS:
Diluted  income per share            $   .06 $   .09  $   .13 $   .27
                                      ================================
Diluted weighted average common
 shares                                6,710   6,681    6,940   6,024
                                      ================================


                                          September 30,   December 31,
CONDENSED BALANCE SHEETS                       2005           2004
----------------------------------------------------------------------
Assets
Current Assets:
 Cash and cash equivalents                   $     480     $      456
 Trade receivables, net                         11,065          9,353
 Inventories, net                                9,534          9,382
 Other current assets                            1,743          1,704
                                              ------------------------
Total Current Assets                            22,822         20,895
Property, plant and equipment, net              13,068         13,301
Goodwill and intangible assets                  19,253         20,624
                                              ------------------------
Total Assets                                 $  55,143     $   54,820
                                              ========================
Liabilities and Stockholders' Investment
Current Liabilities:
 Debt obligations                            $   9,828     $    7,087
 Accounts payable and other current
  liabilities                                    8,529         10,672
                                              ------------------------
Total Current Liabilities                       18,357         17,759
Long-term debt obligations                       5,347          7,320
Other long-term liabilities                      5,651          5,381
                                              ------------------------
Total Liabilities                               29,355         30,460
Stockholders' Investment                        25,788         24,360
                                              ------------------------
Total Liabilities and Stockholders'
 Investment                                  $  55,143     $   54,820
                                              ========================

                                             For the Nine Months Ended
                                                    September 30,
CONDENSED STATEMENTS OF CASH FLOWS               2005          2004
----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                 $     919     $    1,647
  Depreciation and amortization                  2,411          1,625
  Changes in working capital balances and
   other                                        (3,264)        (2,128)
                                              ------------------------
Net cash provided by operating activities           66          1,144

Cash flows from investing activities:
   Purchase of property and equipment           (1,628)          (653)
   Cash paid for acquisitions, net                (275)       (16,698)
   Remaining proceeds from sale of
    business segment                                --             50
                                              ------------------------
Net cash used in investing activities           (1,903)       (17,301)

Net cash provided by financing activities        1,864         15,121
Effect of foreign exchange rate changes
 on cash                                            (3)             2
                                              ------------------------
Net increase (decrease) in cash and cash
 equivalents                                        24         (1,034)
Cash and cash equivalents at beginning of
 period                                            456          1,960
                                              ------------------------
Cash and cash equivalents at June 30         $     480     $      926
                                              ========================



    CONTACT: Allied Motion Technologies, Inc.
             Richard Smith or Sue Chiarmonte, 303-799-8520
             Fax: 303-799-8521